SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934
                         (Amendment No.    )

Filed by the Registrant   [x]
Filed by a Party other than the Registrant   [ ]
Check the appropriate box:
   [x]  Preliminary Proxy Statement
   [ ] Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [ ]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to [ ]240.14a-11(c) or [ ]240.14a-12

                      SOCKET COMMUNICATIONS, INC.
----------------------------------------------------------------------------
            (Name of Registrant as Specified in its Charter)

----------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [x]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
        and 0-11.
        (1) Title of each class of securities to which transaction applies:
        --------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:
        --------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        --------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:
        --------------------------------------------------------------------
        (5) Total fee paid:
        --------------------------------------------------------------------
   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount previously paid:
        --------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:
        --------------------------------------------------------------------
        (3) Filing Party:
        --------------------------------------------------------------------
        (4) Date Filed:
        --------------------------------------------------------------------

                    SOCKET COMMUNICATIONS, INC.

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held June 21, 2000

DEAR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of SOCKET COMMUNICATIONS, INC., a Delaware corporation (the "Company"), to be held Wednesday, June 21, 2000 at 9:00 a.m., local time, at the Company's headquarters at 37400 Central Court, Newark, California 94560 for the following purposes:

(1)  To elect seven directors to serve until the next Annual
Meeting of Stockholders or until their successors are duly elected.

(2) To approve an amendment to the Company's 1995 Stock Plan to reserve an additional 1,200,000 shares of Common Stock for issuance thereunder.

(3) To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 50,000,000 to 100,000,000.

(4) To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000.

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 24, 2000 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                Sincerely,



                                Kevin J. Mills
                                President and Chief Executive Officer
Newark, California
May 15, 2000

                      YOUR VOTE IS IMPORTANT.
       IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING,
   YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
    AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE

                   SOCKET COMMUNICATIONS, INC.

                    PROXY STATEMENT FOR 2000
                 ANNUAL MEETING OF STOCKHOLDERS

          INFORMATION CONCERNING SOLICITATION AND VOTING


General

     The enclosed Proxy is solicited on behalf of the Board of Directors of SOCKET COMMUNICATIONS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Wednesday, June 21, 2000 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of the Annual Meeting. The Annual Meeting will be held at the Company's headquarters at 37400 Central Court, Newark, California 94560. The Company's principal executive offices are located at 37400 Central Court, Newark, California 94560, and the Company's telephone number at that location is (510) 744-2700.

     These proxy solicitation materials and the Annual Report on Form 10-KSB for the year ended December 31, 1999, including financial statements, were first mailed on or about May 15, 2000 to all stockholders entitled to vote at the meeting.


Record Date and Principal Share Ownership

     Stockholders of record at the close of business on April 24, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. The Company has one series of Common Stock outstanding, designated Common Stock, $0.001 par value. At the Record Date, 20,085,871 shares of the Company's authorized Common Stock were issued and outstanding and held of record by approximately 11,000 stockholders. The Company has two series of Preferred Shares outstanding, designated Series C-2 Convertible Preferred Stock, $.001 par value, and Series D Convertible Preferred Stock, $.001 par value.
 At the Record Date, 16,857 shares of Series C-2 Convertible Preferred Stock were outstanding and held of record by one stockholder and 43,573 shares of Series D Convertible Preferred Stock were outstanding and held of record by two stockholders. The shares of Series C-2 Convertible Preferred Stock and Series D Convertible Preferred Stock are convertible into 365,764 (including accrued dividends of 47,708 shares through March 31, 2000), and 435,730 shares of Common Stock, respectively. The holders of the Series D Convertible Preferred Stock are entitled to the number of votes each would be entitled to cast as if the Series D Convertible Preferred Stock were converted into Common Stock. The holders of the Series C-2 Convertible Preferred Stock are not entitled to vote on any matter submitted to the stockholders of the Company for approval.

     Provided herein under the caption entitled "Management - Security Ownership of Certain Beneficial Owners and Management" is a table which sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of the Record Date as to
(i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Named Executive Officer (as defined herein), (iii) each director and each nominee for director of the Company, and (iv) all directors and executive officers as a group.


Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.


Voting and Solicitation

     Each holder of Common Stock is entitled to one vote for each share of stock held in all matters to be voted on by the stockholders. Each holder of Series D Convertible Preferred Stock is entitled to the number of votes such holder would be entitled to cast if the Series D Convertible Preferred Stock were converted into Common Stock. As of April 24, 2000, each share of the Series D Convertible
Preferred Stock was convertible into 10 shares of Common Stock. Every stockholder voting for the election of directors (Proposal One) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the stockholder's votes. On all other matters, stockholders may not cumulate votes.

     This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telefacsimile.


Deadline for Receipt of Stockholder Proposals to be Included in the Company's Proxy Materials

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the 2000 annual meeting. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than January 16, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If a stockholder intends to submit a proposal at the 2001 annual meeting that is not eligible for inclusion in the proxy statement and proxy, the stockholder must do so no later that March 31, 2001. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when the proposal is raised at the 2001 annual meeting.





                            PROPOSAL ONE
                       ELECTION OF DIRECTORS


     The Company's Bylaws provide that the Board of Directors shall be composed of seven directors. The Board currently consists of seven directors. The nominees consist of five present directors and two nominees to join the Board. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or will decline to serve, as a director. Different candidates may be nominated by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.


Nominees

     The names of the nominees and certain information about them as of April 24, 2000 are set forth below:


                                                                     Director
     Name of Nominee      Age        Position with the Company         Since
------------------------  ---  ------------------------------------- --------

Charlie Bass............  58   Chairman of the Board                   1992

Kevin Mills.............  39   President, Chief Executive Officer      2000
                               and Director

Micheal L. Gifford......  42   Executive Vice President and Director   1992

Jack C. Carsten.........  58   Director                                1993

Gianluca Rattazzi......   46   Director                                1998

Leon Malmed.............  62   None                                     --

Enzo Torresi............  55   None                                     --



     All directors hold office until the next Annual Meeting of Stockholders of the Company or until their successors have been elected. There are no family relationships among any of the directors or executive officers of the Company.

     Charlie Bass co-founded Socket Communications in March 1992, and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass also served as our interim Chief Executive Officer during January and February 1996 and from April 1997 until February 1998, at which time Mr. Bass assumed the position of Chief Executive Officer, a position he relinquished on March 22, 2000. Dr. Bass has been the General Partner of Bass Associates, a venture capital firm, since September 1989. Dr. Bass currently serves as a director of Digital Island, Inc. and several private companies. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

     Kevin J. Mills was appointed our President and Chief Executive Officer and a director of the Company on March 22, 2000. He has served as our Chief Operating Officer since September 1998. Mr. Mills joined Socket Communications in September 1993 as Vice President of Operations, and has also served as our Vice President of Engineering. Prior to joining Socket Communications, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He received a B.E. in Electronic Engineering from the University of Limerick, Ireland.

     Micheal L. Gifford has been a director of Socket Communications since its inception in March 1992 and has served as our Executive Vice President since October 1994. Mr. Gifford served as our President from our inception in March 1992 to September 1994, and as our Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford co-founded and was President of Gifford Computer Systems, a computer network integration company.
Mr. Gifford received a B.S. in Mechanical Engineering from the University of California at Berkeley.

     Jack C. Carsten has been a director of Socket Communications since May 1993. He also served us in a consulting capacity as an interim Chief Executive Officer of the Company from July 1994 to September 1994. Mr. Carsten owns and operates Technology Investments, a venture capital firm and is managing director of Horizon Ventures, a venture capital fund since 1999. Prior to founding Technology Investments, Mr. Carsten was a general partner of U.S. Venture Partners, a venture capital firm. Prior to U.S. Venture Partners, he held senior management positions at Intel Corporation, most recently serving as Senior Vice President and General Manager of the Component Group, Microcomputer Group and ASIC Components Group. He received an A.B. in Physics from Duke University.

     Gianluca Rattazzi has been a director of Socket Communications since June 1998. Dr. Rattazzi co-founded Meridian Data, Inc., a provider of CD ROM networking software and systems, in July 1988. He has served as President and a director of Meridian Data since inception and was appointed Chief Executive Officer of Meridian Data serving from October 1992 until its recent sale to Quantum Corporation. From 1985 to 1988, Dr. Rattazzi held various executive level positions at Virtual Microsystems, Inc., a computer peripheral networking company, most recently as President. Dr. Rattazzi holds an M.S. degree in Electrical Engineering and Computer Science from the University of California, Berkeley, and a Ph.D. in Physics from the University of Rome, Italy.

     Leon Malmed has served as Senior Vice President of Worldwide Marketing and Sales of SanDisk Corporation, a manufacturer of flash memory products, from 1992 to his retirement in March 2000. Prior to his tenure with SanDisk Corporation, Mr. Malmed was Executive Vice President of Worldwide Marketing and Sales for Syquest Corporation, a disk storage manufacturer, from 1990 to 1992, and Senior Vice President of Worldwide Sales, Marketing and Programs for Maxtor Corporation, a disk drive company, from 1984 to 1990. Mr. Malmed serves as a director of several corporations including Valdor Corporation (fiber optics connectivity), Omnivision Technologies, Inc. (image sensors semiconductors), Artisan Components, Inc. (licenser of building blocks for complex I.C. designs), and Adtron Corporation (storage systems). Mr. Malmed holds a B.S. degree in Mechanical Engineering from the University of Paris, and also has completed the AEA/UCLA Senior Executive Program at the University of California at Los Angeles, and the AEA/Stanford Executive Institute Program for Management of High Technology Companies at Stanford Business School.

     Enzo Torresi founded and manages EuroFund Partners, a venture capital fund, since 1999. In 1997 and 1998, he was Chairman and CEO of ICAST Corporation, a software company specializing in broadcasting solutions for the Internet. During 1995 and 1996 he was Entrepreneur-In-Residence at Accel Partners, a venture capital fund. From November 1993 to 1994, he was Vice-Chairman of Power Computing Corporation, a PC manufacturer he cofounded. From 1989 to October 1994, Dr. Torresi was President and Chief Executive Officer of NetFRAME Systems, Inc., a computer manufacturer that is now part of Micron Electronics, Inc.
Dr. Toressi serves on the boards of various private and public companies including PictureTel, Optibase Ltd. And Network Associates. Dr. Torresi holds a Doctorate in Electronics Engineering from the Polytechnic Institute in Turin, Italy.


Vote Required and Recommendation of the Board

     If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes") will be counted as present for the purposes of determining if a quorum is present.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
              "FOR" THE COMPANY'S NOMINEES FOR DIRECTOR.



Board Meeting and Committees

     The Board of Directors of Socket Communications held a total of 4 regular meetings and 1 telephonic meeting during fiscal 1999. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors has no nominating committee or any committee performing such functions.

     The Compensation Committee, which consisted of Jack Carsten and Gianluca Rattazzi, did not meet or act by written consent during the fiscal year. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company and administers various incentive compensation and benefit plans. During fiscal 1999, the Board, as a whole (excluding any interested parties), acted with respect to such decisions.

     The Audit Committee, which consisted of Edward Esber and Lars Lindgren, met once during the year ended December 31, 1999. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls and financial statements. In connection with the completion of the annual audit of the Company's financial statements for the year ended December 31, 1998, the Audit Committee met in March 1999 with management and with the independent auditors to review the financial statements and the annual audit results, including an assessment of internal controls and procedures, and discussed the matters with the independent auditors denoted as required communications by Statement of Auditing Standards 61. In March 2000, the Audit Committee was increased to three independent directors with the addition of Jack Carsten. The Audit Committee met again in March 2000 with management and with the independent auditors to review the financial statements for the year ended December 31, 1999 and the annual audit results.
The meeting included review of internal accounting controls, discussion and review of auditor independence, review with management and discussion with the independent auditors of the annual financial statements (Form 10-KSB), other matters included in required communications with the independent auditors (SAS61), and a recommendation to the Board to approve the issuance of the financial statements for the year ended December 31, 1999.


Compensation Committee Interlocks

     None of the members of the Compensation Committee of the Board was at any time during fiscal 1999 an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee of the Board.


Director Compensation

     Outside directors (excluding Mr. Gifford and Mr. Mills) receive $1,500 per regular Board meeting attended. The Company's Outside Directors are also entitled to participate in the Company's 1995 and 1999 Stock Option Plans, and during fiscal 1999 Messrs. Bass, Carsten, Esber, Lindgren and Rattazzi were each granted options to purchase 10,000 shares, respectively, of the Company's Common Stock, each at an option exercise price of $0.5625 per share, the fair market value of the Company's Common Stock on the date of grant.




                           PROPOSAL TWO
           APPROVAL OF AMENDMENT TO THE 1995 STOCK PLAN

     At the Annual Meeting, stockholders are being asked to approve an amendment to the Company's 1995 Stock Plan (the "1995 Plan"), which would increase the number of shares of Common Stock ("Shares") reserved for issuance thereunder by 1,200,000 shares to 4,135,000 shares.

     The foregoing amendment was approved by the Board of Directors in March, 2000. The adoption of the 1995 Plan was approved by the Board of Directors in April 1995 and by the stockholders in May 1995. As of April 24, 2000, 552,000 shares of Common Stock had been issued pursuant to option exercises under the 1995 Plan, options to purchase an aggregate of 2,318,390 shares were outstanding and 94,879 shares (exclusive of the 1,200,000 shares subject to stockholder approval at the Annual Meeting) were available for future grant under the 1995 Plan.

     The purpose of the 1995 Plan is to retain, motivate and reward employees and executives by providing them with long-term equity participation in the Company relating directly to the financial performance and long-term growth of the Company. The purpose of the amendment to the 1995 Plan is to ensure the availability of Common Stock for options to existing key executives, employees and consultants and to attract and retain qualified personnel necessary for the growth of the Company. In this regard, it is anticipated that, if the amendment is approved by the stockholders, a significant portion of the 1,200,000 additional shares available for options under the 1995 Plan will be allocated to options granted in the future to new personnel and also to the present executive officers and key employees of the Company. The Board believes that such an allocation is in the best interests of the Company to attract, retain and motivate its executive officers and key employees. Since each of the Company's executive officers and directors is eligible to receive options under the 1995 Plan, each such officer and director has a material financial interest in the proposed amendment to the 1995 Plan.


Summary of the 1995 Plan

     General. The purpose of the 1995 Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the 1995 Plan. Options granted under the 1995 Plan may be either "incentive stock options," as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     Administration. The Plan may generally be administered by the Board or the Committee appointed by the Board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the 1995 Plan.


     Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the 1995 Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the 1995 Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options to purchase more than 750,000 shares of Common Stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date the option is granted.

     (b) Exercise of Option; Form of Consideration.  The
Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

     (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.


     (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (including death or disability), then all options held by the optionee under the 1995 Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. The Plan and the option agreement may provide for a longer period of time for the option to be exercised after the optionee's death or disability than for other terminations. To the extent the option is exercisable at the time of such termination, the optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise all or part of his or her option at any time before termination.

     (e) Nontransferability of Options: Unless otherwise determined by the Administrator, options granted under the 1995 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

     (f) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Administrator.

     Stock Purchase Rights. In the case of stock purchase rights, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service to the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1995 Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 1995 Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate.

     Effect of a Merger. In connection with any merger of the Company with or into another corporation, each outstanding option and stock purchase right may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, all outstanding options will terminate as of the date of the closing of the merger.


     Amendment and Termination of the 1995 Plan. The Board may amend, alter, suspend or terminate the 1995 Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the 1995 Plan to the extent necessary and desirable to comply with applicable law. No such action by the Board or stockholders may alter or impair the rights of any optionee without the written consent of the optionee. Unless terminated earlier, the 1995 Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.


Federal Income Tax Consequences

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held for more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.


     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing, (i.e. within thirty days of the purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.
 Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of the Company.

     The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of stock purchase rights, and the Company with respect to the grant and exercise of options and stock purchase rights under the 1995 Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.


Participation in the 1995 Plan

     The Company is unable to predict the amount of benefits that will be received or allocated to any particular participant under the 1995
Plan. The following table sets forth the dollar amount and the number of shares granted under the 1995 Plan during the last fiscal year to
(i) each of the Company's Named Executive Officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group and
(iv) all employees other than executive officers as a group.


                                                       Shares       Dollar
                                                     Subject to    Value of
                                                      Options       Option
Name and Position                                     Granted    Grants(1)($)
----------------------------------------------      ------------ ------------

Charlie Bass..................................             --           --
   Chairman and Chief Executive Officer
Micheal L. Gifford............................           50,000      $28,125
   Executive Vice President and Director
David W. Dunlap...............................           50,000      $28,125
   Vice President of Finance and
   Administration, Secretary and CFO
Kevin J. Mills................................           50,000      $28,125
   Chief Operating Officer
Leonard L. Ott................................           25,000      $14,063
   Vice President of Engineering
All current executive officers
   as a group (5 persons).....................          175,000      $98,438
All current non-executive directors
   as a group (3 persons).....................             --           --
All other employees (excluding current
   executive officers) as a group.............          160,000     $218,875

--------------------
(1) The dollar value of option grants under the Stock Plan was computed by multiplying the number of shares subject to the option times the exercise price of the option. All options granted under the 1995 Plan were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.


Vote Required and Recommendation of the Board

     At the Annual Meeting, the stockholders are being asked to approve the amendment to the 1995 Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the amendment to the 1995 Plan.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
 STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S 1995 PLAN.






                         PROPOSAL THREE
                     APPROVAL OF AMENDMENT TO
                   CERTIFICATE OF INCORPORATION
             INCREASING THE NUMBER OF AUTHORIZED SHARES

Proposed Amendment

     Proposal Three is to amend the Company's current Certificate of Incorporation (the "Certificate") for the purpose of increasing the total number of shares of Common Stock the Company is authorized to issue from 50,000,000 shares to 100,000,000 shares. All references to such amendment shall refer to the "Certificate Amendment." The Company's current Certificate authorizes the Company to issue 3,000,000 shares of Preferred Stock, $.001 par value per share, and 50,000,000 shares of Common Stock, $.001 par value per share. On March 22, 2000, the Board of Directors authorized an amendment to the Certificate to increase the authorized number of shares of Common Stock to 100,000,000 shares.


Reasons for the Amendment

     The Company believes it is important to retain a significant reserve of authorized but unissued Common Stock that could be used to raise additional capital through the sale of securities, declare stock dividends or stock splits, acquire another company or its business or assets, create negotiating leverage and flexibility in the event of an unfriendly takeover bid or establish a strategic relationship with a corporate partner, among other uses. In particular, the Company believes that maintaining a sufficient reserve of authorized but unissued Common Stock is important to preserving the Company's flexibility to enter into future financing opportunities. The Company expects to seek to raise additional capital through equity financing, joint ventures with corporate partners or through other sources.


Current Number of Shares Outstanding and Subject to Issue

     As of the Record Date, 20,085,871 shares of Common Stock were issued and outstanding. Approximately 801,494 additional shares were issuable upon conversion of Convertible Preferred Stock (including 47,708 shares for the payment of accrued and unpaid dividends for Series C Convertible Preferred Stock). A total of 3,045,777 shares were issuable upon the exercise of outstanding stock options. In addition, the Company has reserved 1,917,620 shares for the exercise of
outstanding warrants.   Should all of the current rights to acquire
common stock be exercised by the holders of those rights, a total of 25,834,083 shares of Common Stock would be outstanding. In addition, dividends on Series C Convertible Preferred Stock are payable in shares of Common Stock and will continue to accrue until converted. Future dividends on Series D Convertible Preferred Stock may also be paid in shares of Common Stock. And, if Proposal Three is approved, stock options shares reserved for future stock option grants will be increased by 1,200,000 shares.


Text of Certificate Amendment

     Under the proposed Certificate Amendment, the first two sentences of Article III of the Certificate would read substantially as follows:

     "This Company is authorized to issue two classes of shares to be designated, respectively, Common Stock, $0.001 par value ("Common Stock") and Preferred Stock, $0.001 par value ("Preferred Stock"). The total number of shares of all classes of stock which the Company shall have authority to issue is One Hundred Three Million (103,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock and Three Million (3,000,000) shares of Preferred Stock."


Effect of Amendment

     If approved, the proposed amendment to the Certificate would authorize additional shares of Common Stock that will be available in the event that the Board of Directors determines to authorize stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets, to create negotiating leverage and flexibility in the event of an unfriendly takeover bid or to establish a strategic relationship with a corporate partner, among other uses. Any additional equity financings may be dilutive to stockholders.

     If the proposed amendment is adopted, 50,000,000 additional shares of Common Stock of the Company will be available for the issuance of Common Stock at the discretion of the Board of Directors, except that certain large issuances of shares may require stockholder approval in accordance with the requirements of The Pacific Exchange and certain stock-based employee benefit plans may require stockholder approval in order to obtain desirable treatment under tax or securities laws and accounting regulations. The Board of Directors believes it desirable that the Company have the flexibility to issue the additional shares as described above. As is typical in publicly held technology companies, the holders of Common Stock have no preemptive rights to purchase any stock of the Company. Stockholders should be aware that the issuance of additional shares could have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock. No actions are currently being taken with respect to any large issuance of additional shares.

     The flexibility of the Board of Directors to issue additional shares of Common Stock could also enhance the Board's ability to negotiate on behalf of the stockholders in an unfriendly takeover situation. Although it is not the purpose of the proposed Certificate Amendment, the authorized but unissued shares of Common Stock (as well as the existing authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a change in the control of the Company. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.


Vote Required and Recommendation of the Board

     The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or nonvote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
      STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE
  COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 100,000,000 SHARES.




                           PROPOSAL FOUR
    RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Board of Directors has selected Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements annually since 1992. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
     RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
              COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS





MANAGEMENT

     The current executive officers of the Company are as follows:


     Name of Officer      Age             Position with the Company
------------------------  ---  ---------------------------------------------

 Charlie Bass...........   58  Chairman of the Board of Directors and
                               Chief Executive Officer through March 22,2000


 Kevin Mills............   39  President, Chief Executive Officer since
                               March 22, 2000, previously Chief Operating
                               Officer

 Micheal L. Gifford.....   42  Executive Vice President and Director

 David W. Dunlap........   57  Vice President of Finance and Administration,
                               Chief Financial Officer and Secretary

 Leonard L. Ott.........   41  Vice President of Engineering

 John R. Adams, Jr. ....   46  Vice President of Worldwide Sales



     Charlie Bass co-founded Socket Communications in March 1992, and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass also served as our interim Chief Executive Officer during January and February 1996 and from April 1997 until February 1998, at which time Mr. Bass assumed the position of Chief Executive Officer, a position he relinquished on March 22, 2000. Dr. Bass has been the General Partner of Bass Associates, a venture capital firm, since September 1989. Dr. Bass currently serves as a director of Digital Island, Inc. and several private companies. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

     Kevin J. Mills was appointed our President and Chief Executive Officer and a director of the Company on March 22, 2000. He has served as our Chief Operating Officer since September 1998. Mr. Mills joined Socket Communications in September 1993 as Vice President of Operations, and has also served as our Vice President of Engineering.
 Prior to joining Socket Communications, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He received a B.E. in Electronic Engineering from the University of Limerick, Ireland.

     Micheal L. Gifford has been a director of Socket Communications since its inception in March 1992 and has served as our Executive Vice President since October 1994. Mr. Gifford served as our President from our inception in March 1992 to September 1994, and as our Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford co-founded and was President of Gifford Computer Systems, a computer network integration company.
Mr. Gifford received a B.S. in Mechanical Engineering from the University of California at Berkeley.

     David W. Dunlap has served as the Company's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies including Appian Technology Inc., a semiconductor company from September 1993 to February 1995, and Mountain Network Solutions, Inc., a computer peripherals manufacturing company, from March 1992 to September 1993. He is a certified public accountant, and received an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

     Leonard L. Ott was appointed Vice President of Engineering in December 1998. Mr. Ott joined the Company in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant with the Company from November 1993 to March 1994. Prior to joining the Company, Mr. Ott served from March 1988 to November 1993 with Vision Network Systems, a networking systems company, serving most recently as its Vice President Research and Development. He received a B.S. in Computer Science from the University of California at Berkeley.

     John R. Adams, Jr. joined the Company as Vice President of Worldwide Sales in February 2000. Mr. Adams previously held various increasingly responsible sales and general management positions with Network Equipment Technologies, a network systems company, from 1986 to 1999, the last four years as a business unit Vice President and General Manager. He received a B.S. in Business Administration from the College of Notre Dame.






              EXECUTIVE COMPENSATION AND OTHER MATTERS


Executive Compensation



                  Summary Compensation Table

     The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 1999, 1998 and 1997 to the Company's Chief Executive Officers, and the four other most highly compensated executive officers whose total 1999 salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):



                                                                       Long-term
                                                                      Compensation
                                                                         Awards
                                               Annual Compensation     Securities       Other            All
                                             -----------------------   Underlying      Annual           Other
 Name and Principal Position          Year   Salary ($)  Bonus ($)(1)  Options(#)  Compensation($) Compensation($)
------------------------------------  ----   ----------  -----------  ------------ --------------- --------------


 Charlie Bass (2)...................  1999        --          --         10,000         6,000(2)          --
    Chief Executive Officer through   1998        --          --        530,767         7,500(2)          --
    March 22, 2000 and Director       1997        --          --         30,000           --              --

 Kevin J. Mills.....................  1999     131,250      33,268      150,000           --              --
    Chief Operating Officer           1998     125,000      17,239      152,580           --              --
                                      1997     115,000      20,930       32,500           --              --

 Micheal L. Gifford.................  1999     131,250      32,444      150,000           --              --
    Executive Vice President          1998     125,000      17,536      172,411           --              --
    and Director                      1997     120,000      21,829       32,500           --              --

 David W. Dunlap....................  1999     131,250      33,209      150,000           --              --
    Vice President of Finance and     1998     125,000      17,114      152,580           --              --
    Administration, Chief Financial   1997     120,000      20,696       32,500           --              --
    Officer and Secretary

 Leonard L. Ott.....................  1999     110,000      20,819       50,000           --              --
    Vice President of Engineering     1998     101,250       7,133       60,703           --              --


--------------------
(1) Represents cash bonuses earned for work performed during fiscal 1999. Bonuses earned during the first three fiscal quarters of fiscal 1999 were paid in fiscal 1999 whereas bonuses earned during the fourth fiscal quarter of 1999 were paid in the first quarter of fiscal 2000.

(2) Dr. Bass served as Acting Chief Executive Officer from April 24, 1997 through January 1998, at which time Dr. Bass assumed the role
    of Chief Executive Officer.   In consideration for such services,
    the Company granted Dr. Bass an option in 1998 to purchase 500,000 shares of Common Stock at an exercise price of $0.6875 and vesting over a four-year period commencing April 24, 1997. Dr. Bass serves without cash compensation. Other annual compensation consists of fees for attendance at board meetings at a rate of $1,500 per meeting attended during 1998 and 1999.






                     Option Grants in Fiscal 1999

     The following table sets forth certain information for the fiscal year ended December 31, 1999 with respect to each grant of stock options to the Named Executive Officers. No stock appreciation rights were granted during such year.


                                        Individual Grants
                         ----------------------------------------------------
                          Number of     % of Total
                         Securities      Options       Exercise
                         Underlying     Granted to     Price Per
                           Options     Employees in      Share     Expiration
          Name             Granted    Fiscal 1999(1)    ($)(2)        Date
-----------------------  -----------  --------------  -----------  ----------

 Charlie Bass..........      10,000         1.3         0.5625      06/16/09

 Kevin J. Mills........     150,000        19.4         0.5625      06/16/09

 Micheal L. Gifford....     150,000        19.4         0.5625      06/16/09

 David W. Dunlap.......     150,000        19.4         0.5625      06/16/09

 Leonard L. Ott........      50,000         6.5         0.5625      06/16/09


--------------------
(1) Based on options granted to employees, consultants and directors during fiscal 1999 to purchase 775,000 shares of Common Stock.

(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.



            Aggregated Option Exercises in Fiscal 1999
                and Fiscal Year-End Option Values

     The following table provides information on aggregate option exercises during the year ended December 31, 1999 and on the value of such officers' unexercised options at December 31, 1999.


                                            Number of Securities
                       Shares              Underlying Unexercised      Value of Unexercised
                      Acquired    Value          Options At           In-the-Money Options at
                         on       Value     December 31, 1999 (#)     December 31, 1999 ($)(1)
                      Exercise  Received --------------------------  --------------------------
Name                     (#)     ($)(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------- ------------------------------  -------------  -----------  -------------

Charlie Bass.........      --        --      399,110        176,146    3,256,738      1,437,351

Kevin J. Mills.......   12,417   101,323     126,531        212,499    1,032,493      1,733,992

Micheal L. Gifford...      --        --      142,412        212,499    1,162,082      1,733,992

David W. Dunlap......      --        --      136,908        212,499    1,117,169      1,733,992

Leonard L. Ott.......      --        --       44,272         82,292      361,260        671,503

---------------------


(1) Based upon a final bid price, as of December 31, 1999, of $8.16 per share.





             Employment Contracts and Termination of
          Employment and Change-in Control Arrangements

     In February, 1998, the Company initiated a bonus plan pursuant to which the Company will create a bonus pool in the amount of 10% of any consideration payable by a buyer in a change of control transaction to be allocated to the executive officers and such other employees the Board of Directors determine in its discretion to include in such bonuses.

     In October 1997, the Company entered into separate employment agreements with Micheal Gifford, Kevin Mills and David Dunlap (each an "Executive" and collectively the "Executives"). Pursuant to these agreements, which expire on December 31, 2000 and are each terminable at will by each party, respectively, the Company is obligated to pay the Executive's current base salary of $150,000. If the Company terminates the Executive's employment without cause, the Company shall pay the Executive (i) six months' base salary regardless of whether he secures other employment during those six months, (ii) health insurance until the earlier of the date of the Executive's eligibility for the health insurance benefits provided by another employer or the expiration of six months, (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination, and (iv) certain other benefits including the ability to purchase at book value certain items of Company property purchased by the Company for the Executive's use, which may include a personal computer, a cellular phone, and other similar items.

     Additionally, under the 1995 Plan, all optionees' rights to purchase stock shall, upon a change of control of the Company, be immediately vested and be fully exercisable under certain circumstances.



        Limitation of Liability and Indemnification Matters

     Pursuant to the Delaware General Corporation Law ("Delaware Law"), the Company has adopted provisions in its Amended and Restated Certificate of Incorporation which eliminate the personal liability of its directors and officers to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Company's Bylaws require the Company to indemnify its directors, officers, employees and other agents to the fullest extent permitted by law.

     The Company has entered into indemnification agreements with each of its current directors and officers which provide for indemnification to the fullest extent permitted by Delaware Law, including in circumstances in which indemnification and the advancement of expenses are discretionary under Delaware Law. The Company believes that the limitation of liability provisions in its Amended and Restated Certificate of Incorporation and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers.

     There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification agreements would apply.



                   Compensation of Directors

     See the information set forth above under "Proposal One-Election of Directors-Director Compensation."



                      Certain Transactions

     On October 12, 1999, the Company sold 10,138 shares of its Common Stock at a price per share of $1.08, for an aggregate purchase price of $10,949, to the Bass Trust in a private placement offering pursuant to preemptive participation rights to participate in the Company's common stock financing completed in September 1999. Charlie Bass, Chief Executive Officer and Chairman of the Board of the Company, is the trustee of the Bass Trust. The Company also issued to the Bass Trust three-year warrants to acquire 1,521 shares of Common Stock at $1.08 per share.



     Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth as of April 24, 2000, certain information with respect to the beneficial ownership of the Common Stock of the Company, on an as-converted basis for the Series C and D Preferred Stock of the Company, and on an as-exercised basis for options and warrants exercisable within 60 days of April 24, 2000, as to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and officers of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the shares shown.


                                           Number of     Percentage
                                             Shares      of Shares
                                          Beneficially  Beneficially
Name and Address of Beneficial Owner       Owned (1)    Owned (%)(2)
---------------------------------------  -------------- ------------

Explorer Funds.........................    1,185,595(3)         5.8%

J.P. Wood..............................    1,021,030(4)         5.0%

Charlie Bass...........................    1,445,449(5)         6.9%

Micheal L. Gifford.....................      290,208(6)         1.4%

David W. Dunlap........................      195,928(7)         1.0%

Kevin J. Mills.........................      144,728(8)          *

Leonard L. Ott.........................       57,518(9)          *

Edward M. Esber, Jr. ..................      14,583(10)          *

Lars Lindgren..........................      14,583(11)          *

Gianluca Rattazzi.....................       14,583(12)          *

Jack C. Carsten........................       2,917(13)          *

All Directors and Officers
  as a group (9 persons)...............   2,180,551(14)        10.2%

--------------------
*Less than 1%


(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentage ownership is based on 20,085,871 shares of Common Stock outstanding on April 24, 2000 and any shares issuable pursuant to securities convertible into or exercisable for shares of Common Stock by the person or group in question on April 24, 2000 or within 60 days thereafter.

(3) Consists of 657,120 shares of common stock plus 528,475 shares of Common Stock issuable upon the exercise of warrants. Explorer Partners II holds 653,620 common shares. Explorer Fund Management, as investment advisor to Explorer Partners II, has shared voting and investment power of the shares directly owned by Explorer Partners II with Tom Papoutsis, the Managing Director of Explorer Partners II. Robert Holz, as Managing Director of Explorer Fund Management, exercises voting and investment control with respect to the shares held by Explorer Fund Management. Messrs. Papoutsis and Holz disclaim beneficial ownership of the shares held by the Explorer Funds except to the extent of their respective pecuniary interests therein. The address of Explorer Funds is 444 North Michigan Avenue, Suite 2190, Chicago, IL 606ll.

(4) Represents 785,408 shares of common stock plus 235,622 shares of common stock issuable upon exercise of a warrant. The address of
     J. P. Wood is Bird House, Lyford Cay, Nassau, Bahamas N7776.

(5) Consists of 367,268 shares owned by Bass Associates (including 65,256 shares of common stock subject to options exercisable within 60 days of April 24, 2000) and 1,078,181 shares owned by Bass Trust (including 113,287 shares of common stock, 365,764 shares of common stock issuable upon conversion of Series C convertible preferred stock within 60 days of April 24, 2000, 400,416 shares of common stock subject to options exercisable within 60 days of April 24, 2000, 174,290 shares of common stock issuable upon conversion of Series D convertible preferred stock within 60 days of April 24, 2000, and 24,424 shares of common stock subject to warrants exercisable within 60 days of April 24, 2000). Dr. Bass is the General Partner of Bass Associates and may be deemed to share voting and investment power with respect to these shares. However, Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest therein.

(6) Includes 147,708 shares of common stock and 142,500 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(7) Includes 163,844 shares of common stock and 32,084 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(8) Includes 100,199 shares of common stock and 44,583 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(9) Includes 29,560 shares of common stock and 27,958 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(10) Represents 14,583 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(11) Represents 14,583 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(12) Represents 14,583 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(13) Represents 2,917 shares of common stock subject to options exercisable within 60 days of April 24, 2000.

(14) See notes (5) through (13) above.








         Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 1999, all filing requirements applicable to its executive officers and directors were complied with.



                             OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the stock they represent as the Board of Directors may recommend.

                                     THE BOARD OF DIRECTORS


Dated:  May 15, 2000

                       EDGAR APPENDIX A

                        Form of Proxy

      This Proxy is solicited on behalf of the Board of Directors of Socket Communications, Inc.


                2000 ANNUAL MEETING OF STOCKHOLDERS


   The undersigned stockholder of SOCKET COMMUNICATIONS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 15, 2000, and hereby appoints Charlie Bass and David Dunlap, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of SOCKET COMMUNICATIONS, INC. to be held on Wednesday, June 21, 2000 at 9:00 a.m. local time, at the Company's headquarters at 37400 Central Court, Newark, California 94560, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


1. ELECTION OF DIRECTORS:

     [ ] FOR all nominees listed   [ ] Withhold Authority to vote for
                                       ALL Nominees Listed

   Nominees:  Charlie Bass, Kevin Mills, Micheal Gifford, Jack Carsten,
              Gianluca Rattazzi, Leon Malmed, Enzo Torresi

   If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

          Charlie Bass, Kevin Mills, Micheal Gifford, Jack Carsten, Gianluca Rattazzi, Leon Malmed, Enzo Torresi

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1995 STOCK PLAN TO RESERVE AN ADDITIONAL 1,200,000 SHARES OF COMMON STOCK FOR
   ISSUANCE THEREUNDER

         [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

3. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK FROM 50,000,000 TO 100,000,000.

         [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS
   INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

         [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE 1995 STOCK PLAN, FOR THE INCREASE IN AUTHORIZED COMMON SHARES, AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.



____________________   ____________________   Date: ______________, 2000
Signature              Signature

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)